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                                                                        EX-4.3

                                 CERTICOM CORP.

                                STOCK OPTION PLAN

                          ARTICLE ONE - PURPOSE OF PLAN

     1.1 The purpose of the Plan is to assist directors, officers and employees of the Corporation and its Subsidiaries and other persons to participate in the growth and development of the Corporation and its Subsidiaries by providing such persons with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.

                           ARTICLE TWO - DEFINED TERMS

     2.1  DEFINITIONS

     Where used herein, the following terms shall have the following meanings, respectively:

     (a) "BOARD" means the board of directors of the Corporation or, if established and duly authorized to act, the Executive Committee of the board of directors of the Corporation;

     (b) "BUSINESS DAY" means any day, other than a Saturday or a Sunday, on which The Toronto Stock Exchange is open for trading;

     (c) "COMMITTEE" shall have the meaning attributed thereto in Article Three hereof;

     (d) "CORPORATION" means Certicom Corp., and includes any successor corporation thereto;

     (e) "ELIGIBLE PERSON" means any director or employee of the Corporation or any Subsidiary or any other person or corporation approved by the Committee;

     (f) "MARKET PRICE" at any date in respect of Shares shall be the closing price of such Shares on such stock exchange in Canada on which such Shares are listed and posted for trading as may be selected for such purpose on the last Business Day preceding the date on which the Option is approved by the Committee. In the event that such Shares did not trade on such Business Day, the Market Price shall be the average of the bid and ask prices in respect of such Shares at the close of trading on such date. In the event that such Shares are not listed and posted for trading on any stock exchange, the Market Price in respect thereof shall be determined by the Committee in its sole discretion;

     (g)  "OPTION" means an option to purchase Shares granted under the Plan;

     (h) "OPTION PRICE" means the price per share at which Shares may be purchase under the Option, as the same may be adjusted from time to time in accordance with Article Eight hereof;

     (i)  "OPTIONEE" means a person to whom an Option has been granted;

     (j) "PLAN" means the Certicom Corp. Stock Option Plan, as embodied herein, as the same may be amended or varied from time to time;
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     (k)  "SHARES" means the common shares of the Corporation, or, in the event of an adjustment contemplated by Article Eight hereof, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment; and

     (l) "SUBSIDIARY" means any corporation that is a subsidiary of the Corporation (as such term is defined in the Business Corporations Act (Ontario), as such provision is from time to time amended, varied or reenacted).

                   ARTICLE THREE - ADMINISTRATION OF THE PLAN

     3.1 The Plan shall be administered by a committee (the "Committee") appointed by the Board and consisting of not less than three members of the Board. The members of the Committee shall serve at the pleasure of the Board and vacancies occurring in the Committee shall be filled by the Board.

     3.2 The Committee shall select one of its members as its Chairman and shall hold its meetings at such time and place as it shall deem advisable. A majority of the members of the Committee shall constitute a quorum and all actions of the Committee shall be taken by a majority of the members present at any meeting. Any action of the Committee may be taken by an instrument or instruments in writing signed by all the members of the Committee, and any actions so taken shall be as effective as if it had been passed by a majority of the votes cast by the members of the Committee present at a meeting of such members duly called and held.

     3.3 The Committee shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan:

     (a) to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

     (b) to interpret and construe the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan, and any such interpretation, construction or termination made by the Committee shall be final, binding and conclusive for all purposes;

     (c) to determine to which Eligible Persons Options are granted and to grant Options;

     (d)  to determine the number of Shares covered by each Option;

     (e)  to determine the Option Price;

     (f) to determine the time or times when Options will be granted and exercisable;

     (g) to determine if the Shares that are subject to an Option will be subject to any restrictions upon the exercise of such Option; and

     (h) to prescribe the form of the instruments relating to the grant, exercise and other terms of Options.

                      ARTICLE FOUR - SHARES SUBJECT TO PLAN

     4.1 Options may be granted in respect of authorized and unissued Shares, provided that the aggregate number of Shares of all classes reserved for issuance under this Plan, subject to adjustment or


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increase of such number pursuant to the provisions of Article Eight hereof, shall not exceed 1,000,000 Shares at the date of the grant of the Option, or such greater number of Shares as may be determined by the Board and approved by any other relevant regulatory authority. Shares in respect of which Options are not exercised shall be available for subsequent Options under the Plan. No fractional shares may be purchased or issued under the Plan.

             ARTICLE FIVE - ELIGIBILITY, GRANT AND TERMS OF OPTIONS

     5.1 Options may be granted to directors, officers or employees of the Corporation or of any Subsidiary of the Corporation and any other person or corporation approved by the Committee.

     5.2 Options may be granted by the Corporation pursuant to recommendations of the Committee provided and to the extent that such recommendations are approved by the Board.

     5.3 Subject as herein and as otherwise specifically provided for in this Article Five, the number of Shares subject to each Option, the Option Price, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Committee; provided, however, that if no specific determination is made by the Committee with respect to any of the following matters, each Option shall, subject to any other specific provisions of the Plan, contain the following terms and conditions:

     (a) the period during which an Option shall be exercisable shall be 5 years from the date the Option is granted to the Optionee; and

     (b) the Optionee may take up and pay for not more than 33 1/3% of the Shares covered by the Option during each 12-month period following the first anniversary from the date of the grant of the Option; provided, however, that if the number of Shares taken up under the Option during any such 12-month period is less than 33 1/3% of the Shares covered by the Option, the Optionee shall have the right, at any time or from time to time during the remainder of the term of the Option, to purchase such number of Shares subject to the Option that were purchasable, but not purchased by him, during such 12 month period; provided that in the event any person acquires 90% of the issued and outstanding Shares, all Options shall become immediately exercisable in full and the holders thereof may take up and pay for all such Shares.

     5.4 The Option Price on Shares that are subject of any Option shall in no circumstances be lower than the Market Price of the Shares at the date of the grant of the Option, less the maximum discount permitted under the by-laws and policies of any stock exchange on which the shares are then listed and posted for trading and in the event the shares are not then listed and posted for trading on any stock exchange such maximum discount shall be determined by the Board.

     5.5 In no event may the term of an Option exceed 10 years from the date of the grant of Option.

     5.6  An Option is personal to the Optionee and is non-assignable.

                 ARTICLE SIX - TERMINATION OF EMPLOYMENT; DEATH

     6.1 Subject to Section 6.2 hereof and to any express resolution passed by the Committee with respect to an Option, an Option, and all rights to purchase Shares pursuant thereto, shall expire and terminate immediately upon the Optionee ceasing to be a director or employee of the Corporation or of


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any Subsidiary of the Corporation or ceasing to have such other relationship
(the "Relationship") with the Corporation specified by the Committee at the time the Committee approved such person or corporation as an Eligible Person.

     6.2 If, before the expiry of an Option in accordance with the terms thereof, the employment of the Optionee by the Corporation or by any Subsidiary of the Corporation shall terminate for any reason whatsoever other than termination by the Corporation for cause, but including termination by reason of the death of the Optionee, or if the Relationship of the Optionee is terminated for any reason such Option may, subject to the terms thereof and any other terms of the Plan, be exercised, if the Optionee is deceased, by the legal personal representative(s) of the estate of the Optionee during the first three months following the death of the Optionee, or if he is alive, by the Optionee, at any time within 30 days of the date of termination of the employment or Relationship of the Optionee (but in either case prior to the expiry of the Option in accordance with the terms thereof), but only to the extent that the Optionee was entitled to exercise such Option at the date of the termination of his employment.

     6.3 Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a director where the Optionee continues to be employed by, or continues to be a director of, the Corporation or any Subsidiary of the Corporation or by any change in the Relationship.

                       ARTICLE SEVEN - EXERCISE OF OPTIONS

     7.1 Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Shares to be purchased and the Option Price applicable to such Shares. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

     7.2 Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation's obligation to issue Shares to an Optionee pursuant to the exercise of an Option shall be subject to:

     (a) completion of such registration or other qualification of such Shares or obtaining approval of such governmental authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

     (b) the admission of such Shares to listing on any stock exchange on which the Shares may then be listed; and

     (c) the receipt from the Optionee of such representations, agreements and undertakings, including as to future dealings is such Shares, as the Corporation or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

In this connection the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on any stock exchange on which the Shares are then listed.

                       ARTICLE EIGHT - CERTAIN ADJUSTMENTS

     8.1 Appropriate adjustments in the number of Shares subject to the Plan, and as regards Options granted or to be granted, in the number of Shares optioned and in the Option Price, shall be made


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by the Board to give effect to adjustments in the number of Shares of the
Corporation resulting from subdivisions, consolidations or reclassifications of the Shares of the Corporation, the payment of stock dividend by the Corporation (other than dividends in the ordinary course) or other relevant changes in the capital stock of the Corporation.

               ARTICLE NINE - AMENDMENT OR DISCONTINUANCE OF PLAN

     9.1 The Board may amend or discontinue the Plan at any time; provided, however, that no such amendment may, without the consent of the Optionee, alter or impair any Option previously granted to an Optionee under the Plan.

                     ARTICLE TEN - MISCELLANEOUS PROVISIONS

     10.1 The holder of an Option shall not have any rights as a shareholder of the Corporation with respect to any of the Shares covered by such Option until such holder shall have exercised such Option in accordance with the terms of the Plan (including tendering payment in full of the Option Price of the Shares in respect of which the Option is being exercised) and the Corporation shall issue such Shares to the Optionee in accordance with the terms of the Plan in those circumstances.

     10.2 Nothing in the Plan or any Option shall confer upon any Optionee any right to continue in the employ or in any Relationship with the Corporation or any Subsidiary of the Corporation or affect in any way the right of the Corporation or any such Subsidiary to terminate his employment or Relationship at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any such Subsidiary to extend the employment or Relationship of any Optionee beyond the time that he would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Subsidiary or any present or future retirement policy of the Corporation or any Subsidiary, or beyond the time at which he would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Subsidiary or otherwise beyond the time agreed.

     10.3  References herein to any gender include all genders.

                      ARTICLE ELEVEN - SHAREHOLDER APPROVAL

     11.1 The Plan shall be subject to the approval of the shareholders of the Corporation. Any Options granted prior to such approval shall be conditional upon such approval being given and no such Options may be exercised unless and until such approval and acceptance is given.


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